Exhibit 10.2

SALE, PURCHASE AND ESCROW AGREEMENT

BETWEEN

NCFLA II OWNER LLC, a

Delaware limited liability company

(Seller)

AND

KBS CAPITAL ADVISORS LLC,

a Delaware limited liability company

(Purchaser)

AND

COMMERCIAL PROPERTY TITLE, LLC

(Escrow Agent)

TABLE OF CONTENTS

Article I RECITALS		2

1.1.	Real Property	2

1.2.	Personal Property	2

1.3.	Purchase and Sale	2

Article II PURCHASE PRICE		2

2.1.	Price	2

2.2.	Investments	3

2.3.	Interest on the Deposit	3

Article III CONDITIONS TO THE PARTIES’ OBLIGATIONS		3

3.1.	Conditions to Purchaser’s Obligation to Purchase	3

3.2.	Conditions to Seller’s Obligation to Sell	4

Article IV PURCHASER’S AND SELLER’S DELIVERIES TO ESCROW AGENT		4

4.1.	Purchaser’s Deliveries	4

4.2.	Seller’s Deliveries	5

4.3.	Failure to Deliver	6

Article V INVESTIGATION OF PROPERTY		6

5.1.	Delivery of Documents	6

5.2.	Physical Inspection of Property	8

5.3.	Investigation Period	9

5.4.	Effect of Termination	10

5.5.	No Obligation to Cure	10

5.6.	Copies of Third Party Reports	10

Article VI THE CLOSING		11

6.1.	Date and Manner of Closing	11

Article VII PRORATION, FEES, COSTS AND ADJUSTMENTS		11

7.1.	Prorations	11

7.2.	Seller’s Closing Costs	14

7.3.	Purchaser’s Closing Costs	14

Article VIII DISTRIBUTION OF FUNDS AND DOCUMENTS		14

8.1.	Delivery of the Purchase Price	14

8.2.	Other Monetary Disbursements	14

8.3.	Recorded Documents	14

8.4.	Documents to Purchaser	14

8.5.	Documents to Seller	15

8.6.	All Other Documents	15

Article IX RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION		15

9.1.	Return of Seller’s Documents	15

9.2.	Return of Purchaser’s Documents	16

9.3.	Deposit	16

9.4.	Disbursement of Deposit	16

9.5.	No Effect on Rights of Parties; Survival	16

Article X DEFAULT		16

10.1.	Seller’s Remedies	16

10.2.	Purchaser’s Remedies	17

Article XI REPRESENTATIONS AND WARRANTIES		18

11.1.	Seller’s Warranties and Representations	18

11.2.	Purchaser’s Warranties and Representations	20

11.3.	No Other Warranties and Representations	21

Article XII CASUALTY AND CONDEMNATION		22

Article XIII CONDUCT PRIOR TO CLOSING		23

13.1.	Conduct	23

13.2.	Actions Prohibited	23

13.3.	Modification of Existing Leases and Contracts	23

13.4.	New Leases and Contracts	24

13.5.	Confidentiality	24

13.6.	Right to Cure	25

Article XIV NOTICES		25

Article XV TRANSFER OF POSSESSION		26

15.1.	Transfer of Possession	26

15.2.	Delivery of Documents at Closing	26

Article XVI GENERAL PROVISIONS		26

16.1.	Captions	26

16.2.	Exhibits	27

16.3.	Entire Agreement	27

16.4.	Modification	27

16.5.	Attorneys’ Fees	27

16.6.	Governing Law	27

16.7.	Time of Essence	27

16.8.	Survival	27

16.9.	Assignment by Purchaser	27

16.10.	Severability	27

16.11.	Successors and Assigns	27

16.12.	Interpretation	28

16.13.	Counterparts	28

16.14.	Recordation	28

16.15.	Limitation on Liability	28

16.16.	Possession of Seller	28

16.17.	Business Day	28

16.18.	Waiver of Jury Trial	28

16.19.	Other Duties of Escrow Agent	28

16.20.	Disputes	29

16.21.	Reports	29

16.22.	Radon Notice	29

16.23.	Brokers	30

EXHIBITS

EXHIBIT A   —   Legal Description of Land

EXHIBIT B   —   Form of Tenant Estoppel Certificate

EXHIBIT C   —   Assignment and Assumption of Leases, Contracts and Other Property Interests

EXHIBIT D   —   Form of Bill of Sale

EXHIBIT E   —   Leases

EXHIBIT F   —   Contracts

EXHIBIT G   —   Form of Notice to Tenants

EXHIBIT H   —   FIRPTA Affidavit

EXHIBIT I   —   Form of Deed

EXHIBIT J   —   Owner’s Affidavit

EXHIBIT K   —   Permitted Exceptions

EXHIBIT L   —   List of Purchaser’s 3-14 Audit Documents and Questions to be Answered for Purchaser’s 3-14 Audit

SCHEDULE 11.1.7   —   List of Notices

SCHEDULE 11.1.9   —   List of Material Litigation

SCHEDULE 11.1.10   —   List of Environmental Reports

INDEX OF DEFINED TERMS

Term	Section
Additional Funds	2.1.2
Agreement	Introduction
Assignment of Leases and Contracts	4.1.2
Bill of Sale	4.1.3
Closing	6.1
Closing Date	6.1
Contracts	4.2.2
Deed	4.2.1
Defective Condition	11.4
Deposit	2.1.1
Effective Date	Introduction
Escrow Agent	Introduction
Extension Deposit	6.2
Extension Option	6.2
Improvements	1.1
Investigation Period	5.3.2
Land	1.1
Leases	4.2.1
Lists	11.2.6
OFAC	11.2.6
Order(s)	11.2.6
Owner’s Affidavit	4.2.8
Permits, Warranties and Intangibles	1.2
Permitted Encumbrances	4.2.1
Permitted Exceptions	5.3.1
Personal Property	1.2
Property	1.2
Proprietary Information	13.5
Purchase Price	2.1
Purchaser	Introduction
Purchaser’s Action	10.1
Purchaser’s 3-14 Audit	5.7
Purchaser’s 3-14 Audit Documents	5.1.10
Real Property	1.1
Seller	Introduction
Seller’s Broker	16.23
Survey	5.1.2
Tenant Payments	7.1.1
Title Commitment	5.1.1
Title Company	3.1.3
Title Objections	5.3.1
Title Policy	3.1.3
To the extent of Seller’s actual knowledge	11.1

SALE, PURCHASE AND ESCROW AGREEMENT

This Sale, Purchase and Escrow Agreement (“Agreement”), dated as of March     , 2006 (the “Effective Date”), is made by and between NCFLA II OWNER LLC, a Delaware limited liability company (“Seller”), KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (“Purchaser”), and constitutes (i) a contract of sale and purchase between the parties and (ii) an escrow agreement among Seller, Purchaser and COMMERCIAL PROPERTY TITLE, LLC (“Escrow Agent”), the consent of which appears at the end hereof.

ARTICLE I

RECITALS

1.1. Real Property. Seller owns and holds fee title to that certain land located in Hillsborough County, Florida (the “Land”), as described in Exhibit A attached hereto, together with the building and other improvements located thereon, excluding any fixtures, equipment and moveable personal property belonging to any tenants thereon (collectively, the “Improvements”), and together with all appurtenances thereon and all easements and rights appurtenant thereto and known as Sabal Pavilion. The Land and the Improvements may be collectively referred to herein as the “Real Property.”

1.2. Personal Property. In connection with the Real Property, Seller may possess (i) certain governmental permits and approvals, (ii) certain contractual rights (including the Lease and Contracts, as defined herein) and other intangible assets (including all benefits under all licenses, blueprints, plans, specifications, maps, drawings and guaranties and all warranties made by any contractors, subcontractors, vendors or suppliers, regarding their performance or the quality of materials supplied in connection with the construction of or operation of all or any of the Real Property) and all intangible rights and property, including, without limitation, all rights of ownership and use of any names or trade names used in connection with the Property (the “Permits, Warranties and Intangibles”), and (iii) all items of tangible personal property owned by Seller which are located on the Real Property and used by Seller in connection with the operation and maintenance thereof, including, without limitation, the items to be designated by Seller as provided in Section 5.1.9 hereafter (collectively, the “Personal Property”). The Real Property and the Personal Property are hereinafter collectively referred to as the “Property.”

1.3. Purchase and Sale. Seller now desires to sell and Purchaser now desires to purchase all of Seller’s right, title and interest in and to the Property, upon the terms and covenants and subject to the conditions set forth below.

ARTICLE II

PURCHASE PRICE

2.1. Price. In consideration of the covenants herein contained, Seller hereby agrees to sell and Purchaser hereby agrees to purchase the Property for a total purchase price of

Twenty-Four Million Two Hundred Fifty Thousand Dollars ($24,250,000) (the “Purchase Price”), which shall be paid by Purchaser as follows:

2.1.1. Deposit. Purchaser has delivered concurrently with its execution of this Agreement, or will deliver within two (2) business days after the Effective Date, to Escrow Agent by bank wire of immediately available funds the sum of Two Hundred Thousand Dollars ($200,000) (the “Deposit”). The Deposit shall be nonrefundable upon expiration of the Investigation Period subject only to the satisfaction of the Conditions to Purchaser’s Obligations to Purchase in Section 3.1 and subject to all other terms and conditions of this Agreement.

2.1.2. Addition to Deposit. Within one (1) business day following the expiration of the Investigation Period (as defined in Section 5.3.2), Purchaser shall deliver to Escrow Agent, by bank wire transfer of immediately available funds, an additional non-refundable deposit of Three Hundred Thousand Dollars ($300,000) (the “Additional Funds”), unless Purchaser shall have terminated this Agreement in accordance with Section 5.3. Upon delivery to the Escrow Agent, the Additional Funds shall be deemed part of the Deposit. If Purchaser fails to deliver the Additional Funds to Escrow Agent on or before the expiration of the Investigation Period (provided Purchaser has not terminated this Agreement in accordance with Section 5.3), such failure shall be a default under this Agreement.

2.1.3. Balance of Purchase Price. Purchaser shall, on the Closing Date (as defined in Section 6.1), deliver to Escrow Agent, by bank wire transfer of immediately available funds, a sum equal to the balance of the Purchase Price. The balance of the Purchase Price to be received by Seller at Closing shall be adjusted to reflect prorations and other adjustments pursuant to Section 7.1 and Section 2.3.

2.2. Investments. Following the collection of the Deposit, Escrow Agent shall invest the Deposit in an interest-bearing account or certificate of deposit with a banking institution with an office in Jacksonville, Florida. Purchaser and Seller acknowledge that any amount over $100,000.00 shall not be insured, and both parties release and hold harmless Escrow Agent from all losses, costs and liabilities which may accrue or be incurred related to such lack of insurance.

2.3. Interest on the Deposit. Any interest earned on the Deposit shall be credited and delivered to the party receiving the Deposit, provided, however, that if the transaction closes, at Closing any interest earned on the Deposit shall be credited to Purchaser by applying the same against the Purchase Price.

ARTICLE III

CONDITIONS TO THE PARTIES’ OBLIGATIONS

3.1. Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to purchase is expressly conditioned upon each of the following:

3.1.1. Performance by Seller. Performance in all material respects of the obligations and covenants of, and deliveries required of, Seller hereunder.

3.1.2. Delivery of Title and Possession. Delivery at the Closing of (i) the Deed (as defined in Section 4.2.1) and (ii) possession as provided in Section 15.1.

3.1.3. Title Insurance. Delivery at the Closing of the standard current form of American Land Title Association (ALTA) owner’s policy of title insurance (the “Title Policy”), or irrevocable commitments to issue the same, with liability in the amount of the Purchase Price issued by FIDELITY NATIONAL TITLE INSURANCE COMPANY (the “Title Company”), through Escrow Agent as its agent, insuring that fee title to the Real Property vests in Purchaser subject to the Permitted Encumbrances (as defined in Section 4.2.1). At its option, Purchaser may request the Title Company to issue additional title insurance endorsements if the same are available for this transaction and if Purchaser pays for the extra cost of such additional endorsements, provided that the unavailability of, or Title Company’s failure to issue, any such additional endorsements shall not affect Purchaser’s obligations under this Agreement. Notwithstanding anything stated to the contrary in this Agreement, if Purchaser delivers to Seller and the Title Company prior to the expiration of the Investigation Period a form of Title Commitment acceptable to Purchaser and that does not set forth any requirements inconsistent with or in addition to the terms of this Agreement or contrary to applicable Florida law and regulations and that the Title Company is willing to issue, then, the form of Title Policy that shall be delivered to Purchaser as provided in this Agreement shall be the form of title policy (and title endorsements) provided for in such title commitment delivered to Seller.

3.1.4. Seller’s Representations. The representations and warranties by Seller set forth in Section 11.1 being true and correct in all material respects as of the Closing except as modified by notice (in accordance with Section 11.1) to which Purchaser does not object in writing by the later of (i) three (3) business days after receipt thereof or (ii) the end of the Investigation Period.

3.2. Conditions to Seller’s Obligation to Sell. Seller’s obligation to sell is expressly conditioned upon each of the following:

3.2.1. Performance by Purchaser. Performance in all material respects of the obligations and covenants of, and deliveries required of, Purchaser hereunder.

3.2.2. Receipt of Purchase Price. Receipt of the Purchase Price and any adjustments due Seller under Article VII at the Closing in the manner herein provided.

ARTICLE IV

PURCHASER’S DELIVERIES AND SELLER’S DELIVERIES TO ESCROW AGENT

4.1. Purchaser’s Deliveries. Provided all conditions precedent set forth in Section 3.1 have been satisfied, Purchaser shall, at or before the Closing, deliver to Escrow Agent each of the following:

4.1.1. Purchase Price. The Purchase Price as set forth in Article II.

4.1.2. Assignment of Lease and Contracts. Two (2) executed counterparts of the Assignment and Assumption of Lease, Contracts and Other Property Interests (the “Assignment of Leases and Contracts”) in the form of Exhibit C attached hereto.

4.1.3. Bill of Sale. Two (2) executed counterparts of a bill of sale (the “Bill of Sale”) in the form of Exhibit D attached hereto.

4.1.4. Closing Statement. An executed settlement statement reflecting the prorations and adjustments required under Article VII.

4.1.5. Cash – Prorations. The amount, if any, required of Purchaser under Article VII.

4.2. Seller’s Deliveries. Seller shall, at or before the Closing, deliver to Escrow Agent each of the following:

4.2.1. Deed. A special warranty deed (the “Deed”) in the form of Exhibit I attached hereto, executed and acknowledged by Seller, pursuant to which Seller shall convey title to the Real Property subject to the following (collectively, the “Permitted Encumbrances”):

(a)	Non-delinquent real property taxes and all assessments and unpaid installments thereof which are not delinquent.

(b)	The applicable lease enumerated in Exhibit E attached hereto (the “Lease”), and the rights of the tenant thereunder, as tenant only, with no right to purchase all or portions of the Property.

(c)	Any other lien, encumbrance, easement or other exception or matter voluntarily imposed or consented to by Purchaser prior to or as of the Closing.

(d)	All exceptions (including printed exceptions) to title contained or disclosed in the Title Commitment (as defined in Section 5.1.1) other than applicable Title Objections (as defined in Section 5.3.1) identified and not thereafter waived by Purchaser.

(e)	Laws, ordinances, governmental regulations, and all building, zoning, land use and any subdivision ordinances and regulations affecting the occupancy, use or enjoyment of the Property.

(f)	All matters, rights and interests that would be discovered by an inspection or current survey of the Property.

4.2.2. Assignment of Leases and Contracts. Two (2) executed counterparts of the Assignment of Lease and Contracts in the form of Exhibit C attached hereto, and (whether through the closing escrow or through such other method of delivery as the parties may establish) the original executed Lease (or a copy if the original is not in

Seller’s possession) and the service contracts, equipment leases, maintenance agreements and other contracts affecting the Property enumerated in Exhibit F attached hereto (collectively, the “Contracts”) assigned thereby.

4.2.3. Bill of Sale. Two (2) executed counterparts of the Bill of Sale.

4.2.4. Notices to Tenants. A notice signed by Seller (or Seller’s manager for the Improvements) addressed to the tenants under the Leases in the form of Exhibit G attached hereto.

4.2.5. FIRPTA Affidavit. Two (2) executed copies of an affidavit in the form of Exhibit H attached hereto with respect to the Foreign Investment in Real Property Tax Act.

4.2.6. Closing Statement. An executed settlement statement reflecting the prorations and adjustments required under Article VII.

4.2.7. Cash – Prorations. The amount, if any, required of Seller under Article VII.

4.2.8. Owner’s Affidavit. An Owner’s Affidavit in the form of Exhibit J attached hereto (the “Owner’s Affidavit”).

4.2.9. Closing Certificate. A certificate executed by Seller certifying that all representations and warranties of Seller set forth in this Agreement continue to be true and correct in all material respects as of the Closing, except as modified by notice (in accordance with Section 11.1).

4.2.10. Keys. To the extent in Seller’s possession, all keys for the Property specifically identified to reflect their respective unit locks.

4.2.11. Property Documents. To the extent in Seller’s possession, all originals of the documents referenced in Section 5.1 hereof.

4.3. Failure to Deliver. The failure of Purchaser or Seller to make any delivery required above by and in accordance with this Article IV which is not waived by the other party shall constitute a default hereunder by Purchaser or Seller, as applicable.

ARTICLE V

INVESTIGATION OF PROPERTY

5.1. Delivery of Documents. Seller shall deliver, cause to be delivered, or make available to Purchaser within two (2) business days after the Effective Date (unless provided otherwise) the following:

5.1.1. Preliminary Title Commitment. Within ten (10) days after the Effective Date, a current preliminary title commitment covering the Real Property issued by the

Title Company, together with copies of all documents referred to as exceptions therein (collectively, the “Title Commitment”).

5.1.2. Survey. To the extent in Seller’s possession, the most recent survey of the Real Property prepared by a licensed surveyor (collectively, the “Survey”). Purchaser may obtain, at its sole cost and expense, an updated survey of the Real Property, which updated survey shall be certified to Purchaser, Seller, Title Company, Escrow Agent and such other parties as Purchaser may elect. Promptly upon receipt of an updated survey, Purchaser shall provide the Seller, Title Company and Escrow Agent with a sealed original of the same. Seller makes no warranties or representations as to the accuracy or completeness of the Survey or the qualifications of the surveyor who prepared the same, and Purchaser shall have no right to rely upon any information contained in the Survey.

5.1.3. Leases and Contracts. Copies of the Lease, Lease files and the Contracts.

5.1.4. Plans and Specifications. To the extent in Seller’s possession or the possession of Seller’s property manager, copies of all plans and specifications for the Improvements.

5.1.5. Reports. To the extent in Seller’s possession or the possession of Seller’s property manager, copies of the most recent environmental and soils reports and assessments prepared by third parties.

5.1.6. Financial Information. To the extent in Seller’s possession, copies of the current rent roll and aging receivables report for the Property and operating statements for the years 2003, 2004 and 2005 reflecting the operation of the Property.

5.1.7. Tenant Estoppels and SNDA. An executed estoppel certificate and SNDA from the tenant under each Lease, in the forms of Exhibit B and Exhibit B-1 attached hereto or such other form as is specified in the applicable Lease, provided that any such estoppel certificate shall be accepted as long as it does not indicate the continuing existence of an actual material default of Seller as landlord under the applicable Lease.

5.1.8. Litigation. To the extent in Seller’s possession and to the extent of Seller’s actual knowledge thereof, copies of all documents regarding litigation, liens or threatened claims.

5.1.9. Personal Property. A list of Personal Property existing in which Seller has an interest.

5.1.10. Purchaser’s 3-14 Audit Documents. To the extent needed for the performance of Purchaser’s 3-14 Audit (as such term is defined in Section 5.7 below), the documents which are described in Exhibit L attached hereto, to the extent in existence and in Seller’s possession (collectively, the “Purchaser’s 3-14 Audit Documents”).

If requested by Seller, Purchaser shall provide written verification of its receipt of those items listed in this Section 5.1.

5.2. Physical Inspection of Property

5.2.1. Notice and Access. Provided that Purchaser has given Seller at least one (1) business day advance notice in writing, Seller shall allow Purchaser and Purchaser’s engineers, architects or other employees and agents reasonable access to the Property during normal business hours for the limited purposes provided herein.

5.2.2. Scope of Inspections. Purchaser and its engineers, architects and other employees and agents may exercise such access solely for the purposes of (i) reviewing contracts, books and records relating to the Property (other than any privileged, proprietary or confidential records), soil reports, environmental studies and reports, surveys, and building and systems plans; (ii) reviewing records relating to operating expenses and other instruments and correspondence relating to the Property; and (iii) inspecting the physical condition of the Property and conducting non-intrusive physical and environmental tests and inspections thereof. PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE PROPERTY WITHOUT FIRST OBTAINING SELLER’S WRITTEN CONSENT IN EACH INSTANCE AS TO THE TIMING AND SCOPE OF THE WORK TO BE PERFORMED AND THE PARTIES ENTERING INTO AN AMENDMENT HERETO MEMORIALIZING SUCH SCOPE OF WORK AND ANY ADDITIONAL AGREEMENTS OF THE PARTIES WITH RESPECT TO SUCH TESTING.

5.2.3. Insurance. Purchaser agrees that it will cause it and any person accessing the Property hereunder to be covered by not less than $1,000,000 commercial general liability insurance (with, in the case of Purchaser’s coverage, a contractual liability endorsement, insuring its indemnity obligation under this Agreement), insuring all activity and conduct of such person while exercising such right of access and naming Seller as an additional insured, issued by a licensed insurance company qualified to do business in the State in which the Property is located and otherwise reasonably acceptable to Seller.

5.2.4. No Interference. Purchaser agrees that, in the exercise of the right of access granted hereby, it will not unreasonably interfere with or permit unreasonable interference with any person occupying or providing service at the Property. Purchaser shall be permitted to interview the tenant leasing space in the Property or any vendors providing service to the Property so long as Purchaser provides Seller with at least one (1) business day prior notice in writing and the right to be present during such interviews.

5.2.5. Indemnification. Except for those matters caused by the negligent or intentional acts or omissions of Seller, Purchaser agrees to indemnify, defend and hold harmless Seller and its affiliates, members, partners, subsidiaries, shareholders, officers, directors, employees and agents from any loss, injury, damage, cause of action, liability, claim, lien, cost or expense, including reasonable attorneys’ fees and costs, arising from the exercise by Purchaser or its employees, consultants, agents or representatives of the right of access under this Agreement or out of any of the foregoing but excluding claims and liabilities arising from Purchaser’s discovery of existing conditions on the Property. The indemnity in this Section 5.2.5 shall survive the Closing or any termination of this Agreement.

5.2.6. Seller’s Right To Be Present. Purchaser agrees to give Seller prior written notice at least one (1) business day in advance of its intent to conduct any inspections or tests so that Seller will have the opportunity to have a representative present during any such inspection or test, the right to do which Seller expressly reserves. Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection or test. If this Agreement terminates without the Closing having occurred for any reason other than Seller’s default, Purchaser agrees to provide Seller with a copy of any written inspection or test report or summary prepared by any third party within ten (10) days after such termination but with no liability for the accuracy thereof and no representation that Seller or any other party may rely thereon.

5.2.7. Expense of Inspections and Compliance With Laws. Purchaser agrees that any inspection, test or other study or analysis of the Property shall be performed at Purchaser’s expense and in strict accordance with all applicable laws, ordinances, codes and other governmental requirements.

5.2.8. Repair and Restoration of Property. Purchaser agrees at its own expense to promptly repair or restore the Property, or, at Seller’s option, to reimburse Seller for any repair or restoration costs, if any inspection or test requires or results in any damage to or alteration of the condition of the Property. The obligations set forth in this Section 5.2.8 shall survive the Closing or any termination of this Agreement.

5.3. Investigation Period. Purchaser shall have the right to make the following investigations.

5.3.1. Title and Survey. Purchaser shall have until 5:00 p.m. (New York Time) on the business day which is twenty-five (25) days following the Effective Date to notify Seller of any objections (the “Title Objections”) with respect to the Title Commitment and the Survey based on its review thereof. Notwithstanding the foregoing, Purchaser shall have no right to object to any of the matters identified on Exhibit K attached hereto (the “Permitted Exceptions”) and the same shall remain, at all times, Permitted Encumbrances and shall be deemed approved by Purchaser. If Purchaser does not give such notice, such failure shall be conclusively deemed to be full and complete approval of the Title Commitment and the Survey, and any matter disclosed therein. If Purchaser does give such notice, Seller shall have three (3) days after receipt thereof to notify Purchaser in writing that Seller (a) will cause or (b) elects not to cause any or all of the Title Objections disclosed therein to be removed by the Title Company. Seller’s failure to notify Purchaser within such three (3) day period as to any Title Objection shall be deemed an election by Seller not to remove or have the Title Company insure over such Title Objection. If Seller notifies or is deemed to have notified Purchaser that Seller shall not remove any or all of the Title Objections, Purchaser shall have until the end of the

Investigation Period to (i) terminate this Agreement or (ii) waive such Title Objections and proceed to Closing without any abatement or reduction in the Purchase Price on account of such Title Objections. If Purchaser does not give such notice within said period, Purchaser shall be deemed to have elected to waive such Title Objections. Notwithstanding anything to the contrary contained in this Agreement, Purchaser disapproves all monetary and financing liens and encumbrances (other than liens for non-delinquent real property taxes and non-delinquent assessments due to any owners’ association). Seller covenants to cause all such liens to be eliminated at Seller’s sole cost and expense (including all prepayment penalties and charges) prior to or concurrently with the Closing.

5.3.2. General Investigation. In addition, Purchaser shall have until 5:00 p.m. (New York Time) on the business day which is thirty (30) days following the Effective Date (the “Investigation Period”) to notify Seller that, as a result of Purchaser’s review of any documents (other than the Title Commitment or the Survey) or Purchaser’s investigation of the Property, it disapproves, in its sole and absolute discretion, of any matter or item affecting or relating to the Property and terminates this Agreement. If Purchaser fails to give such notice of disapproval and termination with respect to any matter relating to the Property prior to the expiration of the Investigation Period, such failure shall be conclusively deemed to be full and complete approval of such matters and a satisfaction of this condition.

5.4. Effect of Termination. If Purchaser terminates this Agreement in accordance with Section 5.3, then subject to Section 5.2, all further rights and obligations of the parties shall cease and terminate without any further liability of either party to the other (except those obligations which are specifically provided to survive such termination as provided in this Agreement) and the Deposit shall be returned to Purchaser.

5.5. No Obligation to Cure. Except as otherwise provided in this Agreement, nothing contained in this Agreement or otherwise shall require Seller to render its title marketable or to remove or correct any exception or matter disapproved by Purchaser or to spend any money or incur any expense in order to do so.

5.6. Copies of Third Party Reports. If this Agreement is terminated without the Closing having occurred for any reason other than Seller’s default, Purchaser, within ten (10) after such termination, shall provide Seller with copies of all third party reports and work product generated with respect to the Property but with no liability for the accuracy thereof and no representation that Seller or any other party may rely thereon.

5.7. Purchaser’s 3-14 Audit. Purchaser has informed Seller that it is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14 audit” (the “Purchaser’s 3-14 Audit”). Purchaser shall complete the Purchaser’s 3-14 Audit during the Investigation Period. In connection with the performance of Purchaser’s 3-14 Audit, seller shall: (a) during the Investigation Period make available to Purchaser, as part of the Property documents and on the terms and conditions of Section 5.1 above, the Purchaser’s 3-14 Audit Documents to the extent in existence and in Seller’s possession; and (b) provide to Purchaser in written form, as determined by Seller, answers to the questions relating to the Property which are set forth in Exhibit L.

ARTICLE VI

THE CLOSING

6.1. Date and Manner of Closing. Seller, Purchaser and Escrow Agent shall close the escrow and the transaction contemplated herein (the “Closing”) as soon as all conditions to closing contained in this Agreement have been satisfied (or deemed satisfied) or waived in writing which shall in any event be not later than 1:00 P.M. (New York Time) on the date that is thirty (30) days after the expiration of the Investigation Period or on such other date as the Purchaser and Seller mutually agree (the “Closing Date”), time being of the essence, by recording and delivering all documents and funds as set forth in Article VII.

6.2 Extension of Closing Date. Purchaser shall have the option (the “Extension Option”), in its sole and absolute discretion, to extend the Closing Date for one additional thirty (30) day period, provided that Purchaser provides Seller with written notice of its election to exercise the Extension Option no less than five (5) business days prior to the original Closing Date. If Purchaser elects to exercise the Extension Option, then simultaneous with its election notice and as a condition precedent to the effectiveness thereof, Purchaser shall deliver to Escrow Agent an additional deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Extension Deposit”). The Extension Deposit, once made, will be treated as part of the Deposit. After the Extension Deposit, if any, is made by Purchaser, all references to the “Deposit” in the Agreement shall mean the Deposit as increased by the Extension Deposit.

ARTICLE VII

PRORATION, FEES, COSTS AND ADJUSTMENTS

7.1. Prorations. Prior to the Closing, Seller shall determine the amounts of the prorations in accordance with this Agreement and notify Purchaser thereof. Purchaser shall review and approve such determination promptly and prior to the Closing, such approval not to be unreasonably withheld or delayed. Thereafter, Purchaser and Seller shall each inform Escrow Agent of such amounts.

7.1.1. Certain Items Prorated. In accordance with the notifications, Escrow Agent shall prorate between the parties (and the parties shall deposit funds therefor with Escrow Agent or shall instruct Escrow Agent to debit against sums held by Escrow Agent owing to such party), as of 11:59 p.m. of the day prior to the Closing, all income and expenses (which expenses shall be based upon the periods to which they relate and are applicable, and regardless of when payable) with respect to the Property and payable to or by the owner of the Property, including, without limitation: (i) all real property taxes and assessments on the basis of the fiscal period for which assessed (if the Closing shall occur before the tax rate is fixed, the apportionment of taxes shall be based on the tax rate for the preceding period applied to the latest assessed valuation and after the Closing, when the actual real property taxes are finally fixed, Seller and Purchaser shall make a recalculation of such proration, and the appropriate party shall make the applicable payment reflecting the recalculation to the other party); (ii) rents and other tenant payments and tenant reimbursements (collectively, “Tenant Payments”) if any, received under the Leases; (iii) charges for water, sewer, electricity, gas, fuel and other utility charges, all of which shall be read promptly before Closing, unless Seller elects to close its own applicable account, in which event Purchaser shall open its own account and the respective charges shall not be prorated; (iv) amounts prepaid and amounts accrued but unpaid on service contracts and management contracts which are to be assumed by Purchaser; and (v) periodic fees for licenses, permits or other authorizations with respect to the Property. The obligation of the parties to recalculate the proration of taxes shall survive the Closing.

7.1.2. Leasing Commissions. At the Closing, Purchaser shall pay or reimburse Seller for all leasing commissions, tenant improvement costs and allowances, tenant concessions, and other charges payable by reason of or in connection with any lease entered into after the Effective Date (to the extent disclosed in writing to Purchaser and to the extent approved by Purchaser pursuant to the terms of Section 13.4 herein), and any renewal or extension of an existing Lease after such date (to the extent disclosed in writing to Purchaser and to the extent approved by Purchaser pursuant to the terms of Section 13.4 herein). Purchaser shall be and remain responsible for any leasing commissions, tenant improvement costs and allowances, tenant concessions and other charges payable for any future renewal, future extension or other future option under any existing lease to the extent disclosed in such lease or in any future lease entered into by Purchaser. For the Lease executed prior to the Effective Date, Seller shall only be responsible for those leasing commissions and tenant improvement costs which are due and owing at Closing under the terms and conditions of the Lease as of the Effective Date and are associated with the initial occupancy of the tenant under such Lease.

7.1.3. Taxes.

(1)	Real property tax refunds and credits (“Cash Refunds”) received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller. Any such Cash Refunds attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Purchaser after deducting the reasonable out-of-pocket expenses of collection thereof. Seller shall have the obligation to refund to any tenants as of the date Seller receives any Cash Refund, any portion of such Cash Refund paid to it which may be owing to such tenants, which payment shall be paid to Purchaser within fifteen (15) business days of delivery to Seller by Purchaser of written confirmation of such tenant’s entitlement to such Cash Refund. Purchaser shall have the obligation to refund to tenants in good standing as of the date of such Cash Refund, any portion of such Cash Refund paid to it which may be owing to such tenants. This apportionment obligation shall survive the Closing.

(2)	If any tax appeal or certiorari proceedings shall not have been finally resolved or settled prior to the Closing and shall relate to any tax period a portion or all of which precedes the Closing, Seller shall be entitled to control the disposition of any such tax appeal or certiorari proceeding and any refunds received therefrom, net of any expenses incurred by Seller in connection therewith, shall be prorated between the parties on the basis of the portions accruing to periods before and after the Closing.

7.1.4. Security and Other Deposits. At the Closing, Seller shall deliver to Purchaser all unapplied refundable security deposits (plus interest accrued thereon to the extent required to be paid by the applicable Lease or applicable law) held by Seller under the Leases, and Purchaser shall pay Seller an amount equal to all utility and contract deposits then held by third parties with respect to the Property and transferred to Purchaser hereunder. If any security deposits shall be held by Seller in the form of letters of credit or surety bonds, Seller shall assign its rights thereunder to Purchaser and shall cooperate reasonably with Purchaser in respect of the reissuance of any such letters of credit or bonds in the name of Purchaser. Seller’s obligations under this Section 7.1.4 shall survive the Closing.

7.1.5. Adjustments. Delinquent Tenant Payments, if any, shall not be prorated and all rights thereto shall be retained by Seller. After the six (6) month period following the Closing Date, to the extent Seller still has not received all delinquent Tenant Payments owing to it, Seller shall have the right to collect and retain such delinquent Tenant Payments. After the Closing, Purchaser agrees to use commercially reasonable efforts to collect such delinquent Tenant Payments (which commercially reasonable efforts shall consist of billing existing Tenants for delinquent Tenant Payments for a period of six (6) months after the Closing Date together with reasonable follow-up telephone calls) and shall also cooperate with Seller in Seller’s efforts to collect such delinquent Tenant Payments; provided, however, Purchaser shall not be required to declare a default or institute litigation against any delinquent Tenant for such delinquent Tenant Payments, and provided, further, that Seller shall not be entitled to commence any disposition or eviction proceeding against the delinquent Tenant. If at any time after the Closing Purchaser shall receive any such delinquent Tenant Payments, Purchaser shall within two (2) business days remit such Tenant Payments to Seller, provided that any monies received by Purchaser from a delinquent tenant shall be applied first to current rents then due and payable and then to delinquent rents in the inverse order in which they became due and payable. The previous two (2) sentence shall survive the Closing. To the extent that any additional rent (including, without limitation, estimated payments for operating expenses and/or real estate taxes) (collectively, “Expenses”) is paid by the tenant to landlord under the Lease based on an estimated payment basis (monthly, quarterly, or otherwise) for which a future reconciliation of actual Expenses to estimated payments is required to be performed at the end of a reconciliation period, Purchaser and Seller shall make an adjustment at the Closing for the applicable reconciliation period (or periods, if the Lease does not have a common reconciliation period) based on a comparison of the actual Expenses to the estimated payments at the Closing. If, as of the Closing, Seller has received additional rent payments in excess of the amount that the tenant will be required to pay, based on the actual Expenses as of the Closing, Purchaser shall receive a credit in the amount of such excess. If, as of the Closing, Seller has received additional rent payments that are less than the amount that the tenant would be required to pay based on the actual Expenses as of the Closing, Purchaser shall deliver to Seller the amount of such deficiency within thirty (30) days of the reconciliation pursuant to which the tenant’s payments of such deficient amounts are received by Purchaser.

7.1.6. Insurance. Seller’s existing liability and property insurance pertaining to the Property shall be canceled as of the Closing, and Seller shall be entitled to receive any premium refund due thereon from its insurance carrier.

7.2. Seller’s Closing Costs. Seller shall pay (i) any documentary deed stamps or transfer tax on the Deed, (ii) one-half of the cost of the Title Commitment, (iii) one-half of the title premium for the Title Policy (excluding any extended coverage or other title insurance endorsements requested by Purchaser), and (iv) Seller’s own attorneys’ fees.

7.3. Purchaser’s Closing Costs. Purchaser shall pay (i) one-half of the cost of the Title Commitment, (ii) one-half of the title premium for the Title Policy, (iii) the entire cost of any extended coverage or other title insurance endorsements requested by Purchaser, (iv) the cost of any new survey of the Property or any update of the Survey, (v) any costs incurred in recording the Deed or any other instruments, (vi) any costs incurred in connection with Purchaser’s investigation of the Property pursuant to Article V, including the cost of any new environmental assessment commissioned by Purchaser, and (vii) Purchaser’s own attorneys’ fees.

ARTICLE VIII

DISTRIBUTION OF FUNDS AND DOCUMENTS

8.1. Delivery of the Purchase Price. At the Closing, Escrow Agent shall deliver the Purchase Price to Seller, and the transaction shall not be considered closed until such delivery occurs.

8.2. Other Monetary Disbursements. Escrow Agent shall, at the Closing, hold for personal pickup or arrange for wire transfer, (i) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled and less any appropriate proration or other charges and (ii) to Purchaser, or order, any excess funds therefore delivered to Escrow Agent by Purchaser and all sums and any proration or other credits to which Purchaser is entitled and less any appropriate proration or other charges.

8.3. Recorded Documents. Escrow Agent shall cause the Deed and any other documents that Seller or Purchaser desires to record to be recorded with the appropriate county recorder and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was required.

8.4. Documents to Purchaser. Escrow Agent shall at the Closing deliver by overnight express delivery to Purchaser the following:

(a)	one conformed copy of the Deed;

(b)	one original of the Assignment of Leases and Contracts;

(c)	one original of the Bill of Sale;

(d)	originals of the tenant estoppels;

(e)	one original of the Notice to Tenants;

(f)	one original of the FIRPTA Affidavit;

(g)	one original of the Closing Statement;

(h)	one original of the pro forma Title Policy; and

(i)	one original of the Owner’s Affidavit.

8.5. Documents to Seller. Escrow Agent shall at the Closing deliver by overnight express delivery to Seller, the following:

(a)	one conformed copy of the Deed;

(b)	one original of the Assignment of Leases and Contracts;

(c)	one original of the Bill of Sale;

(d)	copies of the tenant estoppels;

(e)	one original of the Notice to Tenants;

(f)	one original of the FIRPTA Affidavit;

(g)	one original of the Closing Statement;

(h)	one copy of the pro forma Title Policy; and

(i)	one original of the Owner’s Affidavit.

8.6. All Other Documents. Escrow Agent shall at the Closing deliver by overnight express delivery, each other document received hereunder by Escrow Agent to the person acquiring rights under said document or for whose benefit said document was required.

ARTICLE IX

RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION

9.1. Return of Seller’s Documents. If escrow or this Agreement is terminated for any reason other than Seller’s default, Purchaser shall, within five (5) days following such termination, deliver to Seller all documents and materials relating to the Property previously delivered to Purchaser by Seller and copies of all reports, studies, documents and materials obtained by Purchaser from third parties in connection with the Property and Purchaser’s investigation thereof. Such items shall be delivered without representation or warranty as to accuracy or completeness and with no right of Seller to rely thereon without the consent of the third party. Escrow Agent shall deliver all documents and materials deposited by Seller and then in Escrow Agent’s possession to Seller and shall destroy any documents executed by both Purchaser and Seller. Upon delivery by Escrow Agent to Seller (or such destruction, as applicable) of such documents and materials, Escrow Agent’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents and materials to either Seller or Purchaser.

9.2. Return of Purchaser’s Documents. If escrow or this Agreement is terminated for any reason, Escrow Agent shall deliver all documents and materials deposited by Purchaser and then in Escrow Agent’s possession to Purchaser and shall destroy any documents executed by both Purchaser and Seller. Upon delivery by Escrow Agent to Purchaser (or such destruction, as applicable) of such documents and materials, Escrow Agent’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents and materials to either Seller or Purchaser.

9.3. Deposit. If escrow or this Agreement is terminated (i) pursuant to Section 5.3, Section 10.2 or Article XII or (ii) due to the failure of a condition set forth in Section 3.1, then, subject to Section 5.2, Purchaser shall be entitled to obtain the return of the Deposit pursuant to Section 9.4 below. If the Closing does not take place and escrow or this Agreement is terminated for any other reason, Seller shall be entitled to the Deposit by retaining or causing Escrow Agent to deliver the Deposit to Seller pursuant to Section 9.4 below.

9.4. Disbursement of Deposit. If Escrow Agent receives a notice from either party instructing Escrow Agent to deliver the Deposit to such party, Escrow Agent shall deliver a copy of the notice to the other party within three (3) business days after receipt of the notice. If the other party does not object to the delivery of the Deposit as set forth in the notice within three (3) business days after receipt of the copy of the notice, Escrow Agent shall, and is hereby authorized to, deliver the Deposit to the party requesting it pursuant to the notice. Any objection hereunder shall be by notice setting forth the nature and grounds for the objection and shall be sent to Escrow Agent and to the party requesting the Deposit. Notwithstanding the foregoing, Escrow Agent shall deliver the Deposit to Purchaser upon written request by Purchaser (without any consent or approval by Seller) at any time prior to the expiration of the Investigation Period.

9.5. No Effect on Rights of Parties; Survival. The return of documents and monies as set forth above shall not affect the right of either party to seek such legal or equitable remedies as such party may have under Article X with respect to the enforcement of this Agreement. The obligations under this Article IX shall survive termination of this Agreement.

ARTICLE X

DEFAULT

10.1. Seller’s Remedies. If, for any reason whatsoever (other than the failure of a condition set forth in Section 3.1 and other than a termination of this Agreement pursuant to

Section 5.3, Section 10.2, Section 11.1.11, or Article XII), Purchaser fails to complete the acquisition as herein provided, Purchaser shall be in breach of its obligations hereunder and Seller shall be released from any further obligations hereunder. PURCHASER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. PURCHASER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF SELLER AT LAW IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY PURCHASER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 10.1, IF PURCHASER BRINGS AN ACTION AGAINST SELLER FOR AN ALLEGED BREACH OR DEFAULT BY SELLER OF ITS OBLIGATIONS UNDER THIS AGREEMENT, RECORDS A LIS PENDENS OR OTHERWISE ENJOINS OR RESTRICTS SELLER’S ABILITY TO SELL AND TRANSFER THE PROPERTY OR REFUSES TO CONSENT TO OR INSTRUCT RELEASE OF THE DEPOSIT TO SELLER IF REQUIRED BY ESCROW AGENT (EACH A “PURCHASER’S ACTION”), SELLER SHALL NOT BE RESTRICTED BY THE PROVISIONS OF THIS SECTION 10.1 FROM BRINGING AN ACTION AGAINST PURCHASER SEEKING EXPUNGEMENT OR RELIEF FROM ANY IMPROPERLY FILED LIS PENDENS, INJUNCTION OR OTHER RESTRAINT, AND/OR RECOVERING FEES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) WHICH SELLER MAY SUFFER OR INCUR AS A RESULT OF ANY PURCHASER’S ACTION BUT ONLY TO THE EXTENT THAT SELLER IS THE PREVAILING PARTY; AND THE AMOUNT OF ANY SUCH FEES, COSTS AND EXPENSES AWARDED TO SELLER SHALL BE IN ADDITION TO THE LIQUIDATED DAMAGES SET FORTH HEREIN. NOTHING IN THIS AGREEMENT SHALL, HOWEVER, BE DEEMED TO LIMIT PURCHASER’S LIABILITY TO SELLER FOR DAMAGES OR INJUNCTIVE RELIEF FOR BREACH OF PURCHASER’S INDEMNITY OBLIGATIONS UNDER SECTION 5.2.5 ABOVE AND SECTION 16.23 BELOW OR FOR ATTORNEYS’ FEES AND COSTS AS PROVIDED IN SECTION 16.5 BELOW.

10.2. Purchaser’s Remedies. If the sale is not completed as herein provided solely by reason of any material default of Seller, Purchaser shall be entitled, as its sole and exclusive remedy, to either (i) terminate this Agreement (by delivering notice to Seller which includes a waiver of any right, title or interest of Purchaser in the Property) and to obtain reimbursement from Seller of Purchaser’s third-party out-of-pocket expenses not to exceed Fifth Thousand Dollars ($50,000), or (ii) treat this Agreement as being in full force and effect and pursue only the specific performance of this Agreement, provided that Purchaser must commence any action for specific performance within thirty (30) days after the scheduled Closing Date. Purchaser waives any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages, punitive damages or consequential damages. In no case shall Seller ever be liable to Purchaser under any statutory, common law, equitable or other theory of law, either prior to or following the Closing, for any lost rents, profits, “benefit of the bargain,” business opportunities or any form of consequential damage in connection with any claim, liability, demand or cause of action in any way or manner relating to the Property, the condition of the Property, this Agreement, or any transaction or matter between the parties contemplated hereunder. Purchaser’s remedies hereunder are in addition to the right to receive the return of the Deposit, subject to Section 9.4, to the extent it is not applied to the Purchase Price in connection with Purchaser’s action for specific performance.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1. Seller’s Warranties and Representations. The matters set forth in this Section 11.1 constitute representations and warranties by Seller which are now and (subject to matters contained in any notice given pursuant to the next succeeding sentence) shall, in all material respects, at the Closing be true and correct. If Seller has actual knowledge that any of the representations and warranties contained in this Article XI may cease to be true, Seller shall give prompt notice to Purchaser (which notice shall include copies of the instrument, correspondence, or document, if any, upon which Seller’s notice is based). As used in this Section 11.1, the phrase “to the extent of Seller’s actual knowledge” shall mean the actual knowledge of Troy M. Cox. There shall be no duty imposed or implied to investigate, inquire, inspect, or audit any such matters, and there shall be no personal liability on the part of such person. To the extent Purchaser has or acquires actual knowledge prior to the expiration of the Investigation Period that these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Purchaser’s actual knowledge.

11.1.1. Organization. Seller has been duly formed, validly exists and is in good standing in the jurisdiction of its formation and in the state in which the Property is located.

11.1.2. Power and Authority. Subject to Section 3.2.3, Seller has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

11.1.3. Proceedings. Seller has not received any written notice of any pending or threatened condemnation or similar proceeding affecting any part of the Property.

11.1.4. Contravention. Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order or judgment.

11.1.5. Leases. Subject to Section 13.4, the Leases set forth on Exhibit E attached hereto comprise all of the leases affecting the Property on and after the Closing

11.1.6. Contracts. Subject to Section 13.4, the Contracts set forth on Exhibit F attached hereto comprise all of the contracts affecting the Property on and after the Closing.

11.1.7. Compliance. Other than as set forth on Schedule 11.1.7 attached hereto, Seller has not received written notice from any governmental authority that the Property is in violation of any applicable laws, except for such failures to comply, if any, which have been remedied.

11.1.8. Employees. Seller has no employees on-site at the Property providing on-site services to the Property and all such services are performed by Seller’s manager of the Property.

11.1.9. Litigation. Other than as set forth on Schedule 11.1.9 attached hereto, to the extent of Seller’s actual knowledge, there is no litigation affecting the Property, which litigation is not covered by insurance.

11.1.10. Environmental. Except as may be disclosed in the reports, studies or analyses set forth in the attached Schedule 11.1.10, Seller has no knowledge of any materially adverse environmental conditions affecting the Property. For purposes hereof, Seller’s knowledge is limited to the matters set forth in such reports, studies or analyses.

11.1.11. Patriot Act.

(1)	To Seller’s actual knowledge, Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(2)	To Seller’s knowledge, neither Seller nor any beneficial owner of Seller:

(a)	is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(b)	is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(c)	is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(3)

Patriot Act Notice. Seller hereby covenants and agrees that if Seller obtains knowledge that Seller or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller.

11.2. Purchaser’s Warranties and Representations. The matters set forth in this Section 11.2 constitute representations, warranties and covenants by Purchaser which are now and shall, at the Closing, be true and correct.

11.2.1. Power and Authority. Purchaser has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

11.2.2. Independent Investigation. The consummation of this transaction shall constitute Purchaser’s acknowledgment that it has independently inspected and investigated the Property and has made and entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property, subject to the representations and warranties made by Seller in this Agreement.

11.2.3. Purchaser Reliance. Purchaser is experienced in and knowledgeable about the ownership and management of real estate, and except for the representations and warranties made by Seller in this Agreement, it has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its condition, value and potential. Purchaser agrees that, notwithstanding the fact that it has received certain information from Seller or its agents or consultants, Purchaser has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by Seller or its agents or consultants, except as expressly set forth in Section 11.1.

11.2.4. Compliance. Purchaser’s funds are derived from legitimate business activities. Purchaser is not a person with whom Seller is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Purchaser or any party that has ownership in or control over Purchaser being (i) subject to United States government embargos or sanctions, or (ii) in violation of terrorism or money laundering laws.

11.2.5. ERISA. Purchaser represents, warrants and covenants that Purchaser is not using the assets of any (i) ”employee benefit plan” (within the meaning of Section 3(3) of ERISA), (ii) ”plan” (within the meaning of Section 4975(e)(1) of the Code), or (iii) entity whose underlying assets include “plan assets” by reason of a plan’s investment in such entity, to fund its purchase of the Property under this Agreement.

11.2.6. Patriot Act

(1)	To Purchaser’s actual knowledge, Purchaser is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of the OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof.

(2)	To Purchaser’s actual knowledge, neither Purchaser nor any beneficial owner of Purchaser:

(a)	is listed on the Lists;

(b)	is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(c)	is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(3)	Patriot Act Notice. Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Purchaser.

11.3. No Other Warranties and Representations. Except as specifically set forth in this Article XI, Seller has not made, does not make, and has not authorized anyone to make, any warranty or representation as to the Leases, the Contracts, any written materials delivered to Purchaser, the persons preparing such materials, the truth, accuracy or completeness of such materials, the present or future physical condition, development potential, zoning, building or land use law or compliance therewith, the operation, income generated by, or any other matter or thing affecting or relating to the Property or any matter or thing pertaining to this Agreement. Purchaser expressly acknowledges that no such warranty or representation has been made and that Purchaser is not relying on any warranty or representation whatsoever other than as is expressly set forth in this Article XI. Purchaser shall accept the Property “as is” and in its condition on the date of Closing subject only to the express provisions of this Agreement and hereby acknowledges and agrees that, except as expressly provided in this Agreement, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, FUTURE OR OTHERWISE, OF, AS TO, CONCERNING OR WITH RESPECT TO, THE PROPERTY.

11.3.1. No Environmental Representations. Except as set forth in Sections 11.1.7 and 11.1.10, Seller makes no representations or warranties as to whether the Property contains asbestos, radon or any hazardous materials or harmful or toxic substances, or pertaining to the extent, location or nature of same, if any. Further, to the extent that Seller has provided to Purchaser information from any inspection, engineering or environmental reports concerning asbestos, radon or any hazardous materials or harmful or toxic substances, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports.

11.3.2. Release of Claims. Subject to the express provisions hereof, Purchaser acknowledges and agrees that Seller makes no representation or warranty as to, and Purchaser, for itself, its successors and assigns, hereby waives and releases Seller from any present or future claims, at law or in equity, whether known or unknown, foreseeable or otherwise, arising from or relating to, the Property, this Agreement or the transactions contemplated hereby, including without limitation the presence or alleged presence of asbestos, radon or any hazardous materials or harmful or toxic substances in, on, under or about the Property, including without limitation any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, (iii) this Agreement, or (iv) the common law. Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this Section 11.3.2 and has discussed its import with legal counsel and that the provisions of this Section 11.3.2 are a material part of this Agreement. This Section 11.3.2 shall survive the Closing forever. Notwithstanding anything to the contrary contained in this Section 11.3.2, the foregoing release shall not extend to (and shall expressly exclude) (a) claims arising from any of the representations and warranties of Seller set forth in this Agreement, and (b) any of Seller’s obligations or covenants (including indemnity obligations) set forth under this Agreement and any of the documents executed in connection with the Closing.

ARTICLE XII

CASUALTY AND CONDEMNATION

Promptly upon receipt of written notices thereof, Seller shall give Purchaser written notice of any condemnation, damage or destruction of the Property occurring prior to the Closing. If prior to the Closing all or a material portion of the Property is condemned, damaged or destroyed by an insured casualty, Purchaser shall have the option of either (i) applying the proceeds of any condemnation award or payment under any insurance policies (other than business interruption or rental loss insurance) toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller, receiving from Seller an amount equal to any applicable deductible under any such insurance policy and receiving an assignment from Seller of Seller’s right, title and interest in any such awards or payments not theretofore received by Seller and Purchaser shall be entitled to receive a credit at Closing for the amount of any deductible, self-insured amount or uninsured amount not previously received from Seller, or (ii) terminating this Agreement by delivering written notice of such termination to Seller and Escrow Agent within ten (10) days after Purchaser has received written notice from Seller of such material condemnation, damage or destruction. If, prior to the Closing, a portion of the Property is condemned, damaged or destroyed and such portion is not a material portion of the Property, the proceeds of any condemnation award or payment and any applicable deductible under any insurance policies shall be applied toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller and Seller shall assign to Purchaser all of Seller’s right, title and interest in any unpaid awards or payments and Purchaser shall be entitled to receive a credit at Closing for the amount of any deductible, self-insured amount or uninsured amount not previously received from Seller. For purposes of this Article XII, the term “material portion” shall mean any one of the following: (i) the cost to repair any damage to the Property or the amount of any condemnation award is estimated to exceed $250,000; (ii) access to or parking on the Property is adversely affected; (iii) the condemnation and/or damage results in the Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property which cannot be cured; or (iv) the condemnation and/or damage entitles the tenant under the Lease to terminate the Lease. If the damage or destruction arises out of an uninsured risk, either Seller or Purchaser may elect, by written notice within ten (10) days of the occurrence of such damage or destruction either to terminate this Agreement or to close the transaction contemplated hereby with a reduction of the Purchase Price equal to the costs of repairing the Property, as reasonably estimated by an engineer engaged by Seller and reasonably acceptable to Purchaser.

ARTICLE XIII

CONDUCT PRIOR TO CLOSING

13.1. Conduct. From and after the date hereof, Seller shall operate the Property in accordance with its standard business procedures.

13.2. Actions Prohibited. Seller shall not, without the prior written approval of Purchaser, which approval will not be unreasonably withheld or delayed:

(i)	make any material structural alterations or additions to the Property except as (a) in the ordinary course of operating the Property, (b) required for maintenance and repair, (c) required by any of the Leases or the Contracts, or (d) required by this Agreement; provided, however, that in each case, Seller shall provide Purchaser with prior written notice;

(ii)	sell, transfer, encumber or change the status of title of all or any portion of the Property;

(iii)	change or attempt to change, directly or indirectly, the current zoning of the Real Property in a manner materially adverse to it; or

(iv)	cancel, amend or modify, in a manner materially adverse to the Property, any license or permit held by Seller with respect to the Property or any part thereof which would be binding upon Purchaser after the Closing.

13.3. Modification of Existing Lease and Contracts. Prior to the expiration of the Investigation Period, Seller may cancel, amend and modify any of the Contracts, provided notice is given to Purchaser within three (3) business days after such action and in any event at least two (2) business days prior to the expiration of the Investigation Period. After the expiration of the Investigation Period, Seller may not cancel, amend, or modify any material Contract, in a manner binding upon Purchaser after the Closing, unless Seller gives Purchaser notice within three (3) business days after such action and provided such action is (i) approved by Purchaser in its reasonable discretion within three (3) business days of written request from Seller, provided that if Purchaser does not timely respond, Purchaser shall be deemed to have approved such action or (ii) required by any of the Contracts. For purposes of this Section 13.3, the term “material Contract” shall mean any Contract that (i) is not cancelable by Purchaser within sixty (60) days after the Closing or (ii) is for an aggregate amount in excess of $25,000, or when added to the amount of all other, if any, Contracts that are amended or modified, exceeds $25,000 in the aggregate. Seller shall not cancel, amend or modify the Lease, without Purchaser’s consent, which consent may be withheld in Purchaser’s sole and absolute discretion.

13.4. New Leases and Contracts. Prior to the expiration of the Investigation Period, Seller may enter into any new contract affecting the Property, or any part thereof, provided notice is given to Purchaser within three (3) business days after such action and in any event at least two (2) business days prior to the expiration of the Investigation Period. After the expiration of the Investigation Period, Seller may not enter into any new contract without Purchaser’s consent, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the preceding sentence, after the expiration of the Investigation Period, Seller may enter into any new contracts without Purchaser’s consent if doing so is in the ordinary course of operating the Property and the contract (i) will not be binding on Purchaser, (ii) is cancelable on thirty (30) days or less notice without penalty or premium, or (iii) is for an aggregate amount not to exceed $25,000 (including all other new contracts, if any, executed by Seller). If Seller shall request Purchaser’s approval to any of the foregoing matters, Purchaser shall have three (3) business days from its receipt of such request to give Seller notice of its approval or disapproval of such matter. If Purchaser does not give such notice, such matter shall be deemed approved by Purchaser. Seller shall not enter into any new lease without Purchaser’s consent, which consent may be withheld in Purchaser’s sole and absolute discretion.

13.5. Confidentiality. Purchaser and Seller shall, prior to the Closing, maintain the confidentiality of this sale and purchase and shall not, except as required by law or governmental regulation applicable to Purchaser, disclose the terms of this Agreement or of such sale and purchase to any third parties whomsoever other than investors or prospective investors in Purchaser or the principals of Purchaser’s Broker (if any), Escrow Agent, the Title Company and such other persons whose assistance is required in carrying out the terms of this Agreement. Neither Seller nor Purchaser shall not at any time issue a press release or otherwise communicate with media representatives regarding this sale and purchase unless such release or communication has received the prior written approval of the other. Until the Closing, Purchaser agrees that all documents and information regarding the Property of whatsoever nature made available to it by Seller or Seller’s agents and the results of all tests and studies of the Property (collectively, the “Proprietary Information”) are confidential and Purchaser shall not disclose any Proprietary Information to any other person except those assisting it with the analysis of the Property, and only after procuring such person’s agreement to abide by these confidentiality restrictions. This Section 13.5 shall survive the Closing or termination of this Agreement.

13.6. Right to Cure. If any title defect or other matter which would entitle Purchaser to terminate this Agreement shall first arise after Purchaser notifies Seller of its Title Objections pursuant to Section 5.3.1 and prior to the Closing, Seller may elect, by written notice to Purchaser, to cure such title defect or other matter by causing it to be removed or bonded so that it is released as a matter of law to cure such breach and Seller may adjourn the Closing for up to thirty (30) days to do so. Nothing contained in this Section 13.6 shall require Seller to cure any such title defect or other matter or to incur any liability or expense to do so.

13.7. Future Notices. Seller shall promptly deliver to Purchaser any notices it may hereafter receive from time to time that, if not delivered to Purchaser, would cause the representations and warranties set forth in Section 11.1 herein to be untrue if made after Seller’s receipt of any such notices.

ARTICLE XIV

NOTICES

All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered (i) upon the delivery (or refusal to accept delivery) by messenger or overnight express delivery service (or, if such date is not on a business day, on the business day next following such date), or (ii) on the third (3rd) business day next following the date of its mailing by certified mail, postage prepaid, at a post office maintained by the United States Postal Service, or (iii) upon the receipt by facsimile transmission as evidenced by a receipt transmission report (followed by delivery by one of the other means identified in (i)-(ii)), addressed as follows:

If to Purchaser, to:	KBS CAPITAL ADVISORS, LLC 1133 21ST Street NW, Suite 400 Washington, DC 20036 Attention: Mr. Peter Doherty Facsimile: (202) 822-1340

with a copy to:	KBS CAPITAL ADVISORS, LLC 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660 Attention: James Chiboucas, Esq. Facsimile: (949) 417-6523

with a copy to:	Morgan, Lewis & Bockius LLP 5 Park Plaza, Suite 1750 Irvine, CA 92614 Attention: L. Bruce Fischer, Esq. Facsimile: (949) 300-7001

If to Seller, to:	NCFLA II OWNER LLC c/o Capital Partners, Inc. 512 East Washington Street, Suite 200 Orlando, FL 32801 Attention: Mr. Joseph Kuipers Facsimile: (407) 333-1919

with a copy to:	Greenberg Traurig, P.A. 450 South Orange Avenue Suite 650 Orlando, Florida 32801 Attn: Russell P. Hintze, Esq. Facsimile: (407) 420-5909

If to Escrow Agent, to:	Commercial Property Title, LLC One Independent Drive, Suite 1200 Jacksonville, FL 32202 Attention: Matthew S. MacAfee, Esq. Facsimile: (904) 301-1279

Either party may, by notice given as aforesaid, change the address or addresses, or designate an additional address or additional addresses, for its notices, provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

ARTICLE XV

TRANSFER OF POSSESSION

15.1. Transfer of Possession. Possession of the Property shall be transferred to Purchaser at the time of Closing subject to the Permitted Encumbrances.

15.2. Delivery of Documents at Closing At the time of Closing, Seller shall deliver to Purchaser originals or copies of any additional documents, instruments or records in the possession of Seller or its agents which are necessary for the ownership and operation of the Property.

ARTICLE XVI

GENERAL PROVISIONS

16.1. Captions. Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms hereof.

16.2. Exhibits. All exhibits referred to herein and attached hereto are a part hereof.

16.3. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

16.4. Modification. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

16.5. Attorneys’ Fees. Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys’ fees and all costs, whether incurred at the trial or appellate level, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding. The “prevailing party” means the party in whose favor a judgment, decree, or final order is rendered.

16.6. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State in which the Property is located.

16.7. Time of Essence. Time is of the essence to this Agreement and to all dates and time periods set forth herein.

16.8. Survival. Unless otherwise expressly herein stated, all representations, covenants, indemnities, conditions and agreements contained herein shall survive for six (6) months after the Closing.

16.9. Assignment by Purchaser. Purchaser may not assign its rights under this Agreement except to an entity that is a real estate investment trust (“REIT”) (or that is wholly owned directly or indirectly by a REIT) for which Purchaser or an affiliate of Purchaser acts as the investment advisor. Any such assignment shall be completed not less than five (5) business days prior to the Closing, and Purchaser shall promptly provide Seller and the Title Company with a copy of such assignment. In the event of any assignment, Purchaser shall not be released from any liability hereunder.

16.10. Severability. If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

16.11. Successors and Assigns. All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns (subject to Section 16.9).

16.12. Interpretation. Seller and Purchaser acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

16.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.

16.14. Recordation. This Agreement may not be recorded and any attempt to do so shall be of no effect whatsoever.

16.15. Limitation on Liability. In any action brought to enforce the obligations of Seller under this Agreement or any other document delivered in connection herewith, the judgment or decree shall be subject to the provisions of Section 10.2 and Section 16.8 and shall, otherwise in any event, be enforceable against Seller only up to a maximum of $250,000.00; provided, however, that any liability of Seller arising under Section 7.1 and Section 16.23 shall not be subject to such limit. The provisions of this Section shall survive the termination of this Agreement.

16.16. Possession of Seller. As used in this Agreement, the “possession” or “receipt” of a document, notice or similar writing by Seller shall be deemed to be only the possession, receipt or notice of such document by Seller.

16.17. Business Day. As used in this Agreement, “business day” shall be deemed to be any day other than a day on which banks in the state of Florida shall be permitted or required to close.

16.18. Waiver of Jury Trial. PURCHASER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS TO BE DELIVERED BY PURCHASER AT CLOSING, AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT. Each party hereby authorizes and empowers the other to file this Section 16.18 and this Agreement with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

16.19. Other Duties of Escrow Agent. Escrow Agent shall not be bound in any way by any other agreement or contract between Seller and Purchaser, whether or not Escrow Agent has knowledge thereof. Escrow Agent’s only duties and responsibilities with respect to the Deposit shall be to hold the Deposit and other documents delivered to it as agent and to dispose of the Deposit and such documents in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Escrow Agent shall have no responsibility to protect the Deposit and shall not be responsible for any failure to demand, collect or enforce any obligation with respect to the Deposit or for any diminution in value of the Deposit from any cause, other than Escrow Agent’s gross negligence or willful misconduct. Escrow Agent may, at the expense of Seller and Purchaser, consult with counsel and accountants in connection with its duties under this Agreement. Escrow Agent shall not be liable to the parties hereto for any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel and accountants. Escrow Agent shall not be obligated to take any action hereunder that may, in its reasonable judgment, result in any liability to it unless Escrow Agent shall have been furnished with reasonable indemnity satisfactory in amount, form and substance to Escrow Agent.

16.20. Disputes. Escrow Agent is acting as a stakeholder only with respect to the Deposit. If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not make any delivery, but shall hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposition of the Deposit, or, in the absence of authorization, Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding. Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic. If written authorization is not given, or proceedings for a determination are not begun, within thirty (30) days after the date scheduled for the closing of title and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit with a court of the State of Florida pending a determination. Escrow Agent shall be reimbursed for all costs and expenses of any action or proceeding, including, without limitation, attorneys’ fees and disbursements incurred in its capacity as Escrow Agent, by the party determined not to be entitled to the Deposit. Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder. In no event shall Escrow Agent be under any duty to institute, defend or participate in any proceeding that may arise between Seller and Purchaser in connection with the Deposit. The provisions of this Section 16.20 shall survive Closing.

16.21. Reports. Escrow Agent shall be responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated by this Agreement.

16.22. Radon Notice. As required by Section 404.056(7), Florida Statutes, the following notification is made regarding radon gas:

RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in

Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

16.23. Brokers. The parties each represent and warrant to the other that the only real estate broker, salesman or finder involved in this transaction is CB Richard Ellis (“Seller’s Broker”), to whom Seller shall pay a real estate brokerage commission in an amount set forth in, and pursuant to the terms of, a separate agreement between Seller and Seller’s Broker. Seller shall indemnify, defend and hold Purchaser harmless from claims for such payments to Seller’s Broker. If a claim for brokerage or similar fees in connection with this transaction is made by any broker, salesman or finder other than Seller’s Broker claiming to have dealt through or on behalf of one of the parties to this Agreement, then that party shall indemnify, defend and hold the other party under this Agreement harmless from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys’ fees and court costs, including those for appellate matters and post judgment proceedings) with respect to said claim for brokerage. The provisions of this Section shall survive the Closing or the earlier termination of this Agreement.

(signatures on following page)

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

SELLER: NCFLA II OWNER LLC, a Delaware limited liability company

By:	/s/ Troy Cox
Name:	Troy Cox
Title:	Senior Vice President

PURCHASER: KBS CAPITAL ADVISORS LLC, a Delaware limited liability company

By:	/s/ Charles J. Schreiber, Jr.
Name:	Charles J. Schreiber, Jr.
Title:	Chief Executive Officer

CONSENT AND AGREEMENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be escrow agent under said Agreement, and (iii) be bound by said Agreement in the performance of its duties as escrow agent.

COMMERCIAL PROPERTY TITLE, LLC

By:	/s/ Matthew S. McAfee
Name:	Matthew S. McAfee
Title:	President